Exhibit 5

July 15, 2004

Freescale Semiconductor, Inc.

7700 West Parmer Lane

Austin, Texas 78729

Dear Ladies and Gentlemen:

I refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Freescale Semiconductor, Inc., a Delaware corporation (“Freescale”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 55,000,000 shares of Class A Common Stock, par value $0.01 per share (“Freescale Class A Common Stock”), of Freescale authorized to be issued from time to time by Freescale under the Freescale Omnibus Incentive Plan of 2004, the Freescale Employee Stock Purchase Plan of 2004 and the 2004 Freescale Incentive Plan (collectively, the “Plans”). This opinion relates to the shares of Freescale Class A Common Stock covered by the Registration Statement (the “Subject Shares”).

I am Senior Vice President and General Counsel of Freescale and as such have acted as counsel to Freescale in connection with preparation of the Registration Statement and the Plans. As such counsel, it is my opinion that those Subject Shares when issued under the Plans, will be validly issued, fully paid and nonassessable. In arriving at the foregoing opinion, I have examined and relied upon, and am familiar with, originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of officers of Freescale and of public officials, and other instruments as I have deemed necessary or appropriate for the purposes of the opinion set forth above.

I consent to the use of this opinion as an exhibit to this Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ JOHN D. TORRES, ESQ.
Senior Vice President and General Counsel Freescale Semiconductor, Inc.